Execution


                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-12

                          TERMS AGREEMENT
                    (to Underwriting Agreement
                       dated June 22, 1995,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.             New York, New York
Three Executive Campus                              July 24, 1998
Cherry Hill, NJ 08002



           Credit Suisse First Boston Corporation (the
"Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-12 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-12 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1998-12 Certificates shall evidence the entire beneficial ownership interest in four mortgage pools ("Pool 1," "Pool 2," "Pool 3" and "Pool 4," respectively, and each a "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of July 1, 1998 (the "Cut-off Date"):

      (a) Aggregate Principal Amount of Pool 1: $400,661,895.62 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $380,000,000 or greater than $420,000,000.

      (b) Aggregate Principal Amount of Pool 2: $200,222,314.36 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the Offered Certificates in Pool 2 will be not less than $190,000,000 or greater than $210,000,000.

      (c) Aggregate Principal Amount of Pool 3: $176,002,356.26 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original


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Certificate Principal Balance of the Offered Certificates in Pool
3 will be not less than $166,250,000 or greater than $183,750,000.

      (d) Aggregate Principal Amount of Pool 4: $201,364,346.26 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the Offered Certificates in Pool 4 will be not less than $190,000,000 or greater than $210,000,000.

      (e) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in Pool 1, Pool 2 and Pool 4 shall be between 20 and 30 years. The original term to maturity of substantially all of the Mortgage Loans included in Pool 3 shall be between 10 and 15 years.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

      (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in
Section 1(a):

                   Principal     Interest     Class Purchase
Class               Balance        Rate       Price Percentage

Class 3-A1         $37,700.00      6.50%         99.734400%
Class 3-A2       2,300,000.00      6.50          99.734400
Class 3-A3      10,000,000.00      6.50          99.734400
Class 3-A4     121,818,119.00      6.50          99.734400
Class 3-M        1,320,017.00      6.50          99.667905
Class 3-B1         440,005.00      6.50          99.058521
Class 3-B2         440,005.00      6.50          97.370397
Class 3-R              100.00      6.50          99.734400

Class 4-A1     $71,750,000.00      6.75%         99.351600%
Class 4-A2      11,149,185.00       (1)          99.351600
Class 4-A3       3,716,395.00       (1)          99.351600
Class 4-A4      20,140,000.00      6.75          99.351600
Class 4-A5      45,100,000.00      6.75          99.351600
Class 4-A6      19,500,000.00      6.75          99.351600
Class 4-A7       3,125,000.00      7.00          99.351600
Class 4-A8       3,125,000.00      6.50          99.351600
Class 4-A9       3,300,000.00      6.75          99.351600
Class 4-A10      3,100,000.00      7.00          99.351600
Class 4-A11      3,100,000.00      6.50          99.351600
Class 4-A12      3,750,000.00      6.75          99.351600
Class 4-A13      2,124,900.00      6.75          99.351600
Class 4-M        3,725,240.00      6.75          99.412027
Class 4-B1       1,610,914.00      6.75          98.599630
Class 4-B2         906,139.00      6.75          96.525697
Class 4-R              100.00      6.75          99.351600


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(1)  Interest will accrue on the Class 4-A2 and Class 4-A3
     Certificates at the respective rates described in the Prospectus.

      (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, July 30, 1998 (the "Closing Date").

           Section 4. Required Ratings: The Class 3-A1, Class 3-A2, Class 3-A3, Class 3-A4, Class 4-A1, Class 4-A2, Class 4-A3, Class 4-A4, Class 4-A5, Class 4-A6, Class 4-A7 Class 4-A8, Class 4-A9, Class 4-A10, Class 4-A11, Class 4-A12, Class 4-A13 Certificates shall have received Required Ratings of "AAA" from each of Fitch IBCA Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). The Class 3-M Certificates shall have received a Required Rating of "AA" from S&P and the Class 4-M Certificates shall have received a Required Rating of "AA" from Fitch. The Class 3-B1 Certificates shall have received a Required rating of "A" from S&P and the Class 4-B1 Certificates shall have received a Required Rating of "A" from Fitch. The Class 3-B2 Certificates shall have received a Required Rating of "BBB" from S&P and the Class 4-B2 Certificates shall have received a Required Rating of "BBB" from Fitch.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of each Trust Fund as a REMIC.

           Section 6. Additional Expenses. The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to its prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.


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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               CREDIT SUISSE FIRST BOSTON
                                 CORPORATION


                               By:___________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.


By:_________________________
   Name:
   Title: